Exhibit 99.5

Form of Amendment to Stock Purchase Option Agreement and Custody Agreement
(Translated from Spanish Version)

AMENDMENT
TO
OPTION AGREEMENT
AND
CUSTODY AGREEMENT

This document is made and entered into in Santiago de Chile, as of this [•] day of [•], [2012], by and among:

INVERSIONES FREIRE S.A., formerly “Inversiones Freire Limitada” (“Freire Uno”), a corporation duly organized and existing under the laws of Chile, domiciled at [•], Tax Identification Number [•], herein represented by Mr. [•] (for the purposes of this document, Freire Uno and the corporations resulting from the division of Freire Uno pursuant to the provisions of Section Two of this document will be hereinafter referred to as “Grupo Freire Uno”);

INVERSIONES FREIRE DOS S.A., formerly “Inversiones Freire Dos Limitada” (“Freire Dos”), a corporation duly organized and existing under the laws of Chile, domiciled at [•], Tax Identification Number [•], herein represented by Mr. [•] (for the purposes of this document, Freire Dos and the corporations resulting from the division of Freire Dos pursuant to the provisions of Section Two of this document will be hereinafter referred to as “Grupo Freire Dos”, and the latter together with Grupo Freire Uno will also be hereinafter referred to as “Grupo Freire”);

INVERSIONES LOS AROMOS LIMITADA (“Los Aromos”), a limited liability corporation duly organized and existing under the laws of Chile, domiciled at [•], Tax Identification Number [•], herein represented by Mr. [•] (for the purposes of this document, Los Aromos and the corporations resulting from the division of Los Aromos pursuant to the provisions of Section Two of this document will be jointly referred to as “Grupo Aromos”, and the latter together with Grupo Freire will be also herein referred to as the “Grantors”); the parties of the first part and

THE COCA‑COLA COMPANY (“TCCC”), a corporation duly organized and existing under the laws of the State of [•], United States of America, for the purpose of this document domiciled at One Coca-Cola Plaza, N.W., Atlanta, Georgia, United States of America, herein represented by Mr. [•],

COCA‑COLA DE CHILE S.A. (“CCDC”), a privately held corporation duly organized and existing under the laws of Chile, for the purposes of this document domiciled at Avenida Kennedy 5757, Piso 12, Comuna de Las Condes, Santiago, Tax Identification Number 96.714.870-9, herein represented by Mr. [•], and

SERVICIOS Y PRODUCTOS PARA BEBIDAS REFRESCANTES SRL (“SPBR”), the legal successor company of “Coca-Cola de Argentina S.A.” duly organized and existing under the laws of the Argentine Republic, for the purposes of this document domiciled at One Coca-Cola Plaza, N.W., Atlanta, Georgia, United States of America, Tax Identification Number [•], herein represented by Mr. [•];

COCA‑COLA INTERAMERICAN CORPORATION (“Interamerican”), a corporation duly organized and existing under the laws of the State of Delaware, United States of America, for the purposes of this document domiciled at One Coca-Cola Plaza, N.W., Atlanta, Georgia, United States of America, Tax Identification Number 59.053.710-1, herein represented by Mr. [•] (for the purposes of this document, Interamerican, TCCC, CCDC and SPBR, respectively, hereinafter also jointly referred to as the “Beneficiaries”); and

EMBOTELLADORA ANDINA S.A. (“Andina” or the “issuer company”), a publicly traded company duly organized and existing under the laws of Chile, domiciled at [•], Tax Identification Number [•], herein represented by Mr. [•]; parties of the second part, being all the appearing parties of legal age, who agree as follows:

RECITALS

WHEREAS by private document executed on September 5, 1996 and amended on December 17, 1996, Inversiones Freire Limitada (now called Inversiones Freire S.A.), Inversiones Freire Dos Limitada (now called Inversiones Freire Dos S.A.), TCCC, Interamerican, SPBR (formerly called Coca-Cola de Argentina S.A.), Andina and Citibank, N.A. entered into an Option Agreement and a Custody Agreement (hereinafter referred to as the “Option Agreement”), by means of which, among other issues, Freire Uno and Freire Dos finally and irrevocably granted a purchase option (the “Option”) in favour of TCCC, Interamerican and SPBR, by means of which, at the discretion of any of the latter (or any two of them or all of them jointly), and subject to the terms, conditions and time frames herein established, Freire Uno and Freire Dos shall be bound to sell all (and not less than all) the Shares of Andina held by them at such date, as well as all (and not less than all) the Shares of Andina that, after such date, are acquired in any form by Freire Uno and Freire Dos, either from Andina or from third parties;

WHEREAS by private document written in English executed on September 5, 1996 and amended on December 17, 1996, Andina, TCCC, Interamerican, SPBR, Bottling Investment Limited, Freire Uno and Freire Dos entered into a Shareholders' Agreement (hereinafter referred to as the “Shareholders' Agreement”) regarding Andina, in which certain restrictions on the transfer of shares of said company are established (Shares, according to the definition of such term in the Shareholders' Agreement), among other issues;

WHEREAS pursuant to the provisions of Section Five of the Option Agreement and Section 5.2 of the Shareholders' Agreement, the Option Agreement was entered into in direct connection with the resolutions adopted by the parties in the Shareholders' Agreement, who also agreed on the execution thereof;

WHEREAS on [• date], a Certificate of Amendment of the Option Agreement was entered into, by means of which (i) it was certified that CCDC is the holder of all the rights and undertakes all the obligations previously held and undertaken by Interamerican pursuant to the Option Agreement; and (ii) Grupo Freire and [Coca-Cola Interamerican Corporation] amended Section Eleven of the Option Agreement, replacing it by a gratuitous bailment agreement in which Grupo Freire bailed to [Coca-Cola Interamerican Corporation] the Shares included in the Option granted in the Option Agreement;

WHEREAS on June 25, 2012, the shareholders' meetings of both Andina and Embotelladoras Coca‑Cola Polar S.A. (“Polar”) agreed to and approved the merger by acquisition of Polar into Andina (the “Merger”), pursuant to which Polar will be dissolved and Andina will be the absorbing entity;

WHEREAS on the same date, by means of a notarial instrument, a “Formal Deed of Merger”, has been executed, which states that the Merger has taken place on such date;

WHEREAS as a result of the Merger (a) Grupo Freire Uno is the holder of [•] Series A shares issued by Andina, which represent approximately [•]% of the Series A shares into which Andina's capital stock is divided; (b) Grupo Freire Dos is the holder of [•] Series A shares issued by Andina, which represent approximately [•]% of the Series A shares into which Andina's capital stock is divided; and (c) Grupo Aromos is the holder of [•] Series A shares issued by Andina, which represent approximately [•]% of the Series A shares into which Andina's capital stock is divided;

WHEREAS on June 25, 2012, Andina, TCCC, Interamerican, SPBR, CCDC, Grupo Freire Uno, Grupo Freire Dos and Grupo Aromos, among others, executed an agreement referred to as the “Amended and Restated Shareholders' Agreement”, in which restrictions on the transfer of certain shares issued by Andina held by the parties to such document are established, and other matters related to Andina's administration are regulated; and

WHEREAS as a consequence of the incorporation of Grupo Aromos and Interamerican as shareholders of Andina by virtue of the Merger, the parties to this document deem it appropriate that, as from this date, Grupo Aromos becomes a party to the Option Agreement as grantor of the Option jointly with Grupo Freire, and Interamerican becomes a party to the Option Agreement as beneficiary of the Option together with TCCC, CCDC and SPBR, subject to the terms and conditions established below;

NOW, THEREFORE, and pursuant to the aforementioned, the parties that appear herein in the capacities mentioned above, agree to amend the terms and conditions of the Option Agreement, as follows:

ONE: Amendment to the Option Agreement.

As from this date, the Option Agreement is modified as follows:

1.1.All rights granted to and all obligations undertaken by Freire Uno and Freire Dos under the Option Agreement, especially including the Option granted by said agreement will also apply to and be indivisibly undertaken by Grupo Aromos. Therefore, for the purposes of the Option Agreement, Grupo Freire and Grupo Aromos will be collectively referred to as the “Grantors”. On the other hand, it is herein expressly stated that the rights granted to and the obligations undertaken by Freire Uno and Freire Dos in Section Eleven of the Option Agreement apply only to Grupo Freire and not to Grupo Aromos.

1.2.All the rights granted to and the obligations undertaken by TCCC, CCDC and SPBR under the Option Agreement, especially including the Option granted to them under said Agreement, will also apply to and are undertaken by Interamerican. Therefore, for the purposes of the Option Agreement, TCCC, CCDC, SPBR and Interamerican will be collectively referred to as the “Beneficiaries”.

1.3.In particular, and according to the aforementioned, it is herein expressly stated that the Option included in the Option Agreement is granted jointly, finally and irrevocably by Grupo Freire Uno, Grupo Freire Dos and Grupo Aromos in favour of The Coca-Cola Company, Coca-Cola de Chile S.A., Servicios y Productos para Bebidas Refrescantes SRL and Coca-Cola Interamerican Corporation, being any of the latter entitled to exercise such option subject to the terms and conditions established in the Option Agreement. Additionally, as regards the Conditions to Exercise the Option set forth in Section Five (i) to (iv) inclusive of the Option Agreement, all the “Majority Shareholders” mentioned in the Amended Shareholders' Agreement as well as those who may, pursuant to the terms and conditions of the Amended Shareholders' Agreement, become a party thereto as “Majority Shareholders” in the future, will be considered Grantors thereof.

1.4.For the purposes of Section Five of the Option Agreement, and by virtue of the inclusion of Grupo Aromos as a party thereto, the following persons are included in the term “Controllers of the Grantors”: Patricia Claro Marchant, María Soledad Chadwick Claro, Eduardo Chadwick Claro, María Carolina Chadwick Claro and María de la Luz Chadwick Hurtado.

TWO: Division of Freire Uno, Freire Dos and Los Aromos.1

2.1    Freire Uno, Freire Dos and Aromos expressly state that (i) it is the intention of the four current shareholders of each of Freire Uno and Freire Dos to divide both Freire Uno and Freire Dos, allocating all the Shares issued by Andina held by Freire Uno and Freire Dos, respectively, to four new corporations, so that each of the four current final shareholders of each of Freire Uno and Freire Dos has a separate shareholding in Andina; and that (ii) it is the intention of the current partners of Los Aromos to divide such corporation, allocating all the Actions issued by Andina held by Los Aromos to five new corporations, so that each of the current partners of Los Aromos has a separate shareholding in Andina.

2.2    Consequently, the Beneficiaries, Freire Uno, Freire Dos and Los Aromos agree that Freire Uno, Freire Dos and Aromos shall have powers to divide their companies and allocate the Shares issued by Andina to the new corporations resulting from such divisions in the above mentioned manner, provided the following copulative conditions are fulfilled: (i) that the division and allocation of Shares take place no later than December 31, 2012; (ii) that the corporations resulting from the already mentioned divisions be finally, solely and exclusively owned, either directly or indirectly, by one or more of the Controllers of the Grantors; and (iii) that on the same date on which the division and allocation take place and concurrently with them, each of the corporations resulting from the division to which the Shares issued by Andina are allocated adheres to the Option Agreement in writing in accordance with the deed of adherence form included in Annex [•] to this document.

2.3    For further clarification, it is herein stated that once Freire Uno, Freire Dos and Los Aromos are divided, each of the corporations resulting from such divisions which are holders of the Shares arising from such allocation will be considered jointly and as appropriate, members of Grupo Freire Uno, Grupo Freire Dos and Grupo Aromos, respectively, not having as such more or less rights and obligations under the Option Agreement amended by this document than those that apply to Freire Uno, Freire Dos and Los Aromos, respectively.

THREE: Notices.

All notices, requests, petitions and other communications among the parties or those required hereunder shall be made in writing and be served by hand delivery or by registered or certified mail, postage prepaid, to the persons and at the addresses stated below or to any other addresses that such persons may indicate in writing to the parties to this agreement. Any notice given in this manner shall be effective upon receipt thereof. A notice will be considered duly served on the date it is delivered by hand or five days following the date it was sent by certified mail, with return receipt, unless the person to whom it was addressed can prove it was not received or was received at a later date.

To the Grantors:        [•]

with a copy to:	[•]

To the Beneficiaries:        [•]

with a copy to:	[•]

__________________________

1 This Section Two assumes that by the date this document is executed, the divisions of Freire Uno, Freire Dos or Aromos have not taken place. In the event such divisions take place prior to the date this document is executed, this section will be modified accordingly.

FOUR: Full Force.

Any provision of the Option Agreement not expressly modified in this document remains unchanged and in full force.

FIVE: Representation of Andina.

As a party to this document and duly represented as indicated above, for all the legal purposes thereof, Embotelladora Andina S.A. herein represents and warrants that it is fully aware of the provisions included in this document.

SIX: Record.

A copy of this document will be deposited at Embotelladora Andina S.A. and will be entered in its Shareholders Register.

SEVEN: Counterparts.

This document is executed in [•] counterparts each of which shall be deemed an original and signed on the same date, one for [each of the appearing parties / each of Grupo Freire, Grupo Aromos and the Beneficiaries].

_______________________________	_______________________________
[•]	[•]
p.p. Inversiones Freire S.A.	p.p. Inversiones Freire Dos S.A.

_______________________________
[•]
p.p. Inversiones Los Aromos Limitada

_______________________________	_______________________________
[•]	[•]
p.p. The Coca-Cola Company	p.p. Coca-Cola de Chile S.A.

_______________________________	_______________________________
[•]	[•]
p.p. Servicios y Productos Para Bebidas Refrescantes SRL	p.p. Coca-Cola Interamerican Corporation

_______________________________ [•] p.p. Embotelladora Andina S.A.